Exhibit 99.1

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS

THIRD QUARTER OPERATING RESULTS

DURANGO, Colorado (January 14, 2016) – Rocky Mountain Chocolate Factory, Inc. (Nasdaq Global Market: RMCF) (the “Company”) today reported its operating results for the three and nine months ended November 30, 2015, the third quarter and first nine months of fiscal year 2016 (“FY2016”). The Company franchises and operates gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products. U-Swirl, Inc. (OTCQB: SWRL) (“U-Swirl”), a non-wholly owned subsidiary in which the Company owns a 39% interest, franchises and operates self-serve frozen yogurt cafés. The Company will host an investor conference call today at 4:15 p.m. Eastern Time to discuss its operating results for the three and nine months ended November 30, 2015, along with other topics of interest (see details below).

THIRD QUARTER HIGHLIGHTS

●

Consolidated net income fell 19.0 percent to $774,000 in the three months ended November 30, 2015, versus $954,000 in the prior-year period. Net income attributable to RMCF shareholders declined 54.2 percent to $441,000, or $0.08 per basic and $0.07 per diluted share, in the three months ended November 30, 2015, versus net income attributable to RMCF shareholders of $955,000, or $0.16 per basic and $0.15 per diluted share, in the three months ended November 30, 2014. The 19.0 percent decline in consolidated net income and the 54.2 percent decrease in net income attributable to RMCF shareholders, as well as the 53.3 percent reduction in diluted earnings per share, was due primarily to a derivative fair value charge of $710,000 in the three months ended November 30, 2015, versus a derivative fair value charge of $92,000 in the prior-year period (a derivative fair value charge benefits the non-controlling interest in our subsidiary).

●

Adjusted net income, a non-GAAP measure defined later in this release, declined 27.5 percent to $797,000 in the three months ended November 30, 2015, compared with $1,099,000 in the three months ended November 30, 2014. Non-GAAP adjusted diluted earnings per share decreased 23.5 percent to $0.13 per share in the three months ended November 30, 2015, compared with $0.17 per share in the three months ended November 30, 2014.

●

Adjusted EBITDA, a non-GAAP measure defined later in this release, declined 16.2 percent to $1,741,000 in the three months ended November 30, 2015, compared to $2,078,000 in the three months ended November 30, 2014.

●	Operating income declined 19.4 percent to $1,252,000 in the three months ended November 30, 2015, compared with operating income of $1,554,000 in the three months ended November 30, 2014.

●

The Company’s franchisees and licensees opened 2 domestic Rocky Mountain Chocolate Factory stores and 6 international licensed stores during the most recent quarter. U-Swirl franchisees opened 1 self-serve frozen yogurt café and 1 international licensed café during the third quarter of FY2016.

●	The Company repurchased 12,005 shares of its common stock at an average price of $12.00 per share during the three months ended November 30, 2015.

●	On December 11, 2015, the Company paid its 50th consecutive quarterly cash dividend to stockholders, in the amount of $0.12 per share.

MANAGEMENT COMMENTS

“Adjusted EBITDA and adjusted net income declined 16.2 percent and 27.5 percent, respectively, primarily as a result of declines in factory sales and franchise fees in the three months ended November 30, 2015, versus the prior year period. The decrease in factory sales for the three months ended November 30, 2015 versus the three months ended November 30, 2014 was primarily due to timing differences in shipments of product to customers outside our network of franchise retail locations and a slight decrease in purchases by our network of franchised and licensed stores, combined with a decrease in same-store pounds purchased by domestic Rocky Mountain Chocolate Factory franchise and license locations in the three months ended November 30, 2015, compared with the three months ended November 30, 2014. Franchise fees decreased primarily as a result of the recognition of international license fees during the three months ended November 30, 2014 with no comparable fees recognized during the three months ended November 30, 2015,” observed Bryan Merryman, Chief Operating Officer and Chief Financial Officer.

“We’ve returned much of our excess cash to stockholders. In the past twelve months we’ve repurchased approximately $4.3 million of our common stock and increased our quarterly dividend to $0.12 per share,” stated Merryman.

THIRD QUARTER OPERATING RESULTS

Total revenue decreased to approximately $9.8 million during the three months ended November 30, 2015, compared with approximately $10.6 million of revenue during the three months ended November 30, 2014. The decrease was attributable to lower factory sales, a reduction in franchise fees and a decline in retail sales.

Total factory sales declined 5.7 percent to approximately $7.1 million in the three months ended November 30, 2015, due to a 14.6 percent decrease in shipments of product to customers outside the Company’s network of franchised retail locations and a 1.7 percent decrease in purchases by our franchisees and licensees. Factory gross margin declined 30 basis points to 31.6 percent of factory sales in the three months ended November 30, 2015, versus 31.9 percent a year earlier.

Royalties and marketing fees increased 1.2 percent to $1.7 million in the three months ended November 30, 2015, primarily due to an increase in same-store sales and an increase in the effective royalty rate related to Rocky Mountain Chocolate Factory’s product-based royalty. During the three months ended November 30, 2015, Rocky Mountain Chocolate Factory franchisees and licensees opened 2 new domestic stores and 6 international licensed locations. U-Swirl franchisees opened 1 new café and 1 international licensed café during the same period. Complete lists of stores are available on the Company’s websites at www.rmcf.com and www.u-swirl.com.

Franchise fees declined 78.1 percent to approximately $60,000 in the three months ended November 30, 2015, versus approximately $275,000 in the three months ended November 30, 2014, as a result of the recognition of international license fees during the three months ended November 30, 2014 with no comparable fees recognized during the three months ended November 30, 2015.

Retail sales declined 12.3 percent to approximately $917,500 in the three months ended November 30, 2015, versus approximately $1.0 million in the corresponding period of the previous fiscal year. The decrease was primarily due to the sale of four Company-owned locations and the closure of an underperforming Company-owned café. Same-store sales at all Company-owned stores and cafés declined 3.5 percent when compared with the year-earlier period. Retail gross margin increased to 62.6 percent of retail sales in the most recent quarter, from 62.4 percent of retail sales a year earlier.

Consolidated net income, before adjusting for the net income attributable to non-controlling interest, decreased 19.0 percent to $774,000 in the three months ended November 30, 2015, compared with $955,000 in the three months ended November 30, 2014.

Net income attributable to RMCF shareholders (after deducting net income attributable to non-controlling interest) declined 54.2 percent to $440,800, or $0.08 per basic and $0.07 per diluted share, in the three months ended November 30, 2015, compared with net income attributable to RMCF shareholders of $962,000, or $0.16 per basic and $0.15 per diluted share, in the three months ended November 30, 2014.

Adjusted net income and adjusted earnings per share (non-GAAP financial measures defined later in this release) for the three months ended November 30, 2015 declined 27.5 percent and 23.5 percent, respectively to $797,000 and $0.13 per diluted share, compared with $1,099,000 and $0.17 per diluted share in the three months ended November 30, 2014.

NINE-MONTH OPERATING RESULTS

Total revenue decreased 3.0 percent to approximately $29.4 million during the nine months ended November 30, 2015 (first nine months of FY2016), compared with approximately $30.3 million in revenue during the nine months ended November 30, 2014. The decrease was attributable to lower retail sales, a reduction in royalty and marketing fees, and lower franchise fees, partially offset by an increase in factory sales.

Total factory sales increased 2.3 percent to approximately $18.6 million in the nine months ended November 30 2015, due to an 11.4 percent increase in shipments of product to customers outside the Company’s network of franchised retail locations. This increase in sales was partially offset by a 5.7 percent decrease in the average number of domestic Rocky Mountain Chocolate Factory franchised stores in operation and a 1.9 percent decrease in same-store pounds purchased by franchised and licensed stores. Factory gross margin declined 190 basis points to 29.2 percent of factory sales in the nine months ended November 30, 2015, versus 31.1 percent a year earlier

Royalties and marketing fees declined 3.4 percent to approximately $6.5 million in the nine months ended November 30, 2015, compared with approximately $6.8 million in the nine months ended November 30, 2014, primarily due to an 11.3 percent decrease in the average number of franchise stores and cafés in operation. Same-store sales at the Company’s domestic franchise U-Swirl café locations decreased 1.8 percent relative to the prior-year period. Same-store sales at domestic franchised Rocky Mountain Chocolate Factory locations increased 1.4 percent in the nine months ending November 30, 2015, compared to the same period in the prior year.

Franchise fees decreased 7.5 percent to approximately $444,000 in the nine months ended November 30, 2015, versus approximately $480,000 in the nine months ended November 30, 2014, as a result of fewer domestic franchise unit openings during the nine months ended November 30, 2015, compared to the nine months ended November 30, 2014.

Retail sales declined 21.2 percent to approximately $3.9 million in the nine months ended November 30, 2015, from approximately $4.9 million in the nine months ended November 30, 2014. The decrease was primarily due to the sale of certain Company-owned locations and the closure of an underperforming Company-owned café. Same-store sales at all Company-owned stores and cafés decreased 2.0 percent when compared with the nine months ended November 30, 2014. Retail gross margin increased to 67.1 percent of retail sales in the nine months ended November 30, 2015, from 65.5 percent of retail sales in the nine months ended November 30, 2014.

Consolidated net income, before adjusting for the net income attributable to non-controlling interest, increased 4.5 percent to $2.9 million in the nine months ended November 30, 2015, compared with $2.8 million in the nine months ended November 30, 2014.

Net income attributable to RMCF shareholders (after deducting net income attributable to non-controlling interest) declined 22.2 percent to $2.0 million, or $0.34 per basic and $0.32 per diluted share, in the nine months ended November 30, 2015, compared with net income attributable to RMCF shareholders of $2.6 million, or $0.41 per basic and $0.40 per diluted share, in the nine months ended November 30, 2014.

Adjusted net income and adjusted earnings per share (non-GAAP financial measures defined later in this release) for the nine months ended November 30, 2015 declined to $2.5 million, or $0.41 per diluted share, compared with $3.3 million and $0.52 per diluted share in the nine months ended November 30, 2014.

The difference between the 4.5 percent increase in consolidated net income and the 22.2 percent decrease in net income attributable to RMCF shareholders, as well as the 20.0 percent reduction in diluted earnings per share, was due primarily to a derivative fair value charge of $1.1 million in the nine months ended November 30, 2015, versus a derivative fair value charge of $333,000 in the prior year period and improved performance in the current year versus the prior year at the Company’s U-Swirl subsidiary (a derivative fair value charge benefits the non-controlling interest in our subsidiary).

Non-GAAP Financial Measures

Adjusted EBITDA is computed by adding depreciation and amortization, equity compensation expenses, impairment charges, restructuring charges, and acquisition-related costs to GAAP income from operations.

Adjusted net income is computed by adding equity compensation expenses, impairment charges, restructuring charges and acquisition-related costs to GAAP net income and deducting the net fair value adjustment related to the convertible note between RMCF and SWRL from GAAP net income. These figures are adjusted to reflect a federal and state statutory tax rate of 37 percent. Adjusted diluted earnings per share is calculated by dividing adjusted net income by GAAP diluted weighted-average common shares outstanding for the applicable period.

These non-GAAP financial measures may have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of results as reported under GAAP. The Company believes that the non-GAAP financial measures presented provide additional analytical information on the nature of ongoing operations excluding expenses not expected to recur in future periods, non-cash charges and variations in the effective tax rate among periods. The Company believes that adjusted EBITDA, adjusted net income, adjusted diluted earnings per share and factory adjusted gross margin are useful to investors because they provide a measure of operating performance and its ability to generate cash that is unaffected by non-cash accounting measures and non-recurring expenses. However, due to these limitations, the Company uses adjusted EBITDA, adjusted net income, adjusted diluted earnings per share and factory adjusted gross margin as measures of performance only in conjunction with GAAP measures of performance such as income from operations, net income and factory gross margin.

Cash Dividends

On December 11, 2015, the Company paid its 50th consecutive quarterly cash dividend, in the amount of $0.12 per share, to stockholders of record on November 27, 2015.

Investor Conference Call

The Company will host an investor conference call today, January 14, 2016, at 4:15 p.m. Eastern Time, to discuss its operating results for the third quarter and first nine months of FY2016, along with other topics of interest. To participate in the conference call, please dial 1-877-270-2148 (international and local participants dial 1-412-902-6510, Canada participants dial toll free 1-866-605-3852) approximately five minutes prior to 4:15 p.m. EST on January 14, 2016 and ask to be connected to the "Rocky Mountain Chocolate Factory Conference Call".

A replay of the conference call will be available one hour after completion of the call until Friday, January 22, 2016, at 5:00 pm EST by dialing 877-344-7529 (international and local participants dial 1-412-317-0088, Canada Toll Free 1-855-669-9658) and entering the conference I.D.# 10078573.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc. (Nasdaq Global Market: RMCF), headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. The Company’s non-wholly-owned subsidiary, U-Swirl, Inc. (OTCQB: SWRL), franchises and operates self-serve frozen yogurt stores.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties. The nature of our operations and the environment in which we operate subject us to changing economic, competitive, regulatory and technological conditions, risks and uncertainties. Factors which could cause actual results to differ include, without limitation, changes in the confectionery business environment, seasonality, consumer interest in the Company’s products, general economic conditions, the ability to attract and retain qualified franchisees, the success of our franchised stores, the success of U-Swirl, receptiveness of our products internationally, consumer and retail trends, costs and availability of raw materials, competition, the success of the Company’s co-branding strategy, the success of international expansion efforts, the effect of government regulations and other risks. For a detailed discussion of the risks and uncertainties that may cause the Company’s actual results to differ from the forward-looking statements contained herein, please see the “Risk Factors” contained in Item 1A. of our Annual Report on Form 10-K for the fiscal year ended February 28, 2015. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. These forward-looking statements apply only as of the date of this press release. As such they should not be unduly relied upon for more current circumstances. Except as required by law, we undertake no obligation to release publicly any revisions to these forward-looking statements that might reflect events or circumstances occurring after the date hereof or those that might reflect the occurrence of unanticipated events.

For Further Information, please contact

Rocky Mountain Chocolate Factory, Inc. (970) 375-5678

(Financial Highlights Follow)

STORE INFORMATION

	New stores opened during
	three months ended	Stores open as of
	November 30, 2015	November 30, 2015
United States
Rocky Mountain Chocolate Factory
Franchise Stores	2	196
Company-Owned Stores	0	3
Cold Stone Creamery	0	72
International License Stores	6	76
U-Swirl, Inc.
Franchise Stores	1	209
Company-Owned Stores	0	9
International License Stores	1	8
Total	10	573

SELECTED BALANCE SHEET DATA

(in thousands)

	November 30, 2015	February 28, 2015
Current Assets	$15,509	$17,658
Total Assets	$31,534	$34,138
Current Liabilities	$8,140	$8,287
Stockholder's Equity	$18,173	$19,738

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share data)

	Three Months Ended November 30,		Three Months Ended November 30,
	2015	2014	2015	2014
Revenues
Factory sales	$7,107	$7,538	72.5%	71.4%
Royalty and marketing fees	1,722	1,702	17.6%	16.1%
Franchise fees	60	275	0.6%	2.6%
Retail sales	918	1,046	9.4%	9.9%
Total Revenues	9,807	10,561	100.0%	100.0%

Costs and expenses
Cost of sales	5,203	5,528	53.1%	52.3%
Franchise costs	658	559	6.7%	5.3%
Sales and marketing	594	608	6.1%	5.8%
General and administrative	1,088	1,231	11.1%	11.7%
Retail operating	670	724	6.8%	6.9%
Depreciation and amortization	343	357	3.5%	3.4%
Restructuring and acquisition related charges	-	-	0.0%	0.0%
Total Costs and Expenses	8,556	9,007	87.2%	85.3%

Income from operations	1,251	1,554	12.8%	14.7%

Other income (expense)
Interest expense	(52)	(61)	-0.5%	-0.6%
Interest income	14	16	0.1%	0.2%
Other, net	(38)	(45)	-0.4%	-0.4%

Income before income taxes	1,213	1,509	12.4%	14.3%

Provision for income taxes	439	555	4.5%	5.3%

Consolidated Net income	774	954	7.9%	9.0%

Less: Net (loss) income attributable to non-controlling interest	333	(8)	3.4%	-0.1%

Net income attributable to RMCF	$441	$962	4.5%	9.1%

Basic Earnings Per Common Share	$0.08	$0.16
Diluted Earnings Per Common Share	$0.07	$0.15

Weighted Average Common Shares Outstanding	5,840,407	6,162,829

Dilutive Effect of Employee Stock Options	181,742	218,027

Weighted Average Common Shares Outstanding, Assuming Dilution	6,022,149	6,380,856

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share data)

	Nine Months Ended November 30,		Nine Months Ended November 30,
	2015	2014	2015	2014
Revenues
Factory sales	$18,600	$18,184	63.2%	59.9%
Royalty and marketing fees	6,521	6,752	22.1%	22.3%
Franchise fees	444	480	1.5%	1.6%
Retail sales	3,881	4,925	13.2%	16.2%
Total Revenues	29,446	30,341	100.0%	100.0%

Costs and expenses
Cost of sales	14,448	14,229	49.1%	46.9%
Franchise costs	1,872	1,624	6.4%	5.4%
Sales and marketing	1,833	1,838	6.2%	6.1%
General and administrative	3,551	3,817	12.1%	12.6%
Retail operating	2,318	2,697	7.9%	8.9%
Depreciation and amortization	1,064	1,097	3.6%	3.6%
Restructuring and acquisition related charges	-	709	0.0%	2.3%
Total Costs and Expenses	25,086	26,011	85.2%	85.7%

Income from operations	4,360	4,330	14.8%	14.3%

Other income (expense)
Interest expense	(167)	(183)	-0.6%	-0.6%
Interest income	41	43	0.1%	0.1%
Other, net	(126)	(140)	-0.4%	-0.5%

Income before income taxes	4,234	4,190	14.4%	13.8%

Provision for income taxes	1,286	1,369	4.4%	4.5%

Consolidated Net income	2,948	2,821	10.0%	9.3%

Less: Net (loss) income attributable to non-controlling interest	964	270	3.3%	0.9%

Net income attributable to RMCF	$1,984	$2,551	6.7%	8.4%

Basic Earnings Per Common Share	$0.34	$0.41
Diluted Earnings Per Common Share	$0.32	$0.40

Weighted Average Common Shares Outstanding	5,911,561	6,171,327

Dilutive Effect of Employee Stock Options	209,173	265,153

Weighted Average Common Shares Outstanding, Assuming Dilution	6,120,734	6,436,480

GAAP RECONCILIATION

ADJUSTED EBITDA

(in thousands)

	Three Months Ended November 30,		Change
	2015	2014
GAAP: Income from Operations	$1,251	$1,554	-19.5%
Depreciation and Amortization	343	357
Equity Compensation Expense	147	167
Restructuring and acquisition related charges	-	-
Non-GAAP, adjusted EBITDA	$1,741	$2,078	-16.2%

	Nine Months Ended November 30,		Change
	2015	2014
GAAP: Income from Operations	$4,360	$4,330	0.7%
Depreciation and Amortization	1,064	1,097
Equity Compensation Expense	615	636
Restructuring and acquisition related charges	-	709
Non-GAAP, adjusted EBITDA	$6,039	$6,772	-10.8%

GAAP RECONCILIATION

ADJUSTED NET INCOME AND DILUTED EARNINGS PER SHARE

(in thousands, except share and per share data)

	Three Months Ended November 30,		Change
	2015	2014
GAAP: Net Income	$441	$962	-54.2%
Income tax adjustment to Statutory Rate of 37%	(10)	(3)
Equity Compensation Expense	93	105
Restructuring and acquisition related charges	-	-
Net expense (gain) on derivative fair value	273	35
Non-GAAP, adjusted Net Income	$797	$1,099	-27.5%

Non-GAAP, adjusted Diluted Earnings Per Share	$0.13	$0.17	-23.5%

	Nine Months Ended November 30,		Change
	2015	2014
GAAP: Net Income	$1,984	$2,551	-22.2%
Income tax adjustment to Statutory Rate of 37%	(281)	(181)
Equity Compensation Expense	387	401
Restructuring and acquisition related charges	-	447
Net expense (gain) on derivative fair value	435	126
Non-GAAP, adjusted Net Income	$2,525	$3,344	-24.5%

Non-GAAP, adjusted Diluted Earnings Per Share	$0.41	$0.52	-21.2%